Exhibit 4.4

ASSUMPTION AGREEMENT, dated as of November 10, 2022, made by FTAI AVIATION LTD., a Cayman Islands limited company (the “Additional Guarantor”), in favor of JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the benefit of the Secured Parties.  All capitalized terms not defined herein shall have the meaning ascribed to them in the Credit Agreement (defined below).

W I T N E S S E T H:

WHEREAS, FORTRESS TRANSPORTATION AND INFRASTRUCTURE INVESTORS LLC, a Delaware limited liability company (the “Borrower”), the Lenders, the Issuing Banks and the Administrative Agent have entered into that certain Second Amended and Restated Credit Agreement, dated as of September 20, 2022 (the “Credit Agreement”);

WHEREAS, in connection with the Credit Agreement, certain Affiliates of the Borrower have entered into the Guarantee Agreement, dated as of January 28, 2022 (the “Guarantee Agreement”), in favor of the Administrative Agent for the benefit of the Secured Parties;

WHEREAS, the Credit Agreement requires the Additional Guarantor to become party to the Guarantee Agreement; and

WHEREAS, the Additional Guarantor has agreed to execute and deliver this Assumption Agreement in order to become party to the Guarantee Agreement.

NOW, THEREFORE, IT IS AGREED:

1.          Guarantee Agreement.  By executing and delivering this Assumption Agreement, the Additional Guarantor, as provided in Section 3.14 of the Guarantee Agreement, hereby becomes party to the Guarantee Agreement as a Guarantor thereunder with the same force and effect as if originally named therein as a Guarantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Guarantor thereunder.  Section 3.12 of the Guarantee Agreement is incorporated herein, mutatis mutandis.

2.          Representations and Warranties.  The Additional Guarantor hereby represents and warrants that each of the representations and warranties contained in Sections 3.3, 3.4 and 3.5 of the Credit Agreement applicable to it is true and correct in all material respects with respect to it on and as of the date hereof as if made on and as of such date.

3.          GOVERNING LAW.  THIS ASSUMPTION AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES TO THIS ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD CALL FOR THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

FTAI AVIATION LTD.

By:	/s/ Joseph P. Adams, Jr.
	Name:	Joseph P. Adams, Jr.
	Title:	Chief Executive Officer

[Signature Page to Assumption Agreement]